Exhibit 10(k)(xvi)

Execution Copy

THIRD AMENDMENT to AMENDED AND RESTATED Note Agreement AND GUARANTY

THIRD AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT AND GUARANTY, dated as of June 18, 2015 (this “Amendment”), among ALBANY INTERNATIONAL CORP., a Delaware corporation (the “Company”), the Guarantors (as defined in the Note Agreement referred to below), and the holders of Notes (as defined in the Note Agreement referred to below) from time to time party thereto (each individually, a “Noteholder”, and collectively, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company and Guarantors party thereto (each an “Obligor”, and collectively, the “Obligors”) and the Noteholders are parties to that certain Amended and Restated Note Agreement and Guaranty, dated as of July 16, 2010, as amended by (1) that certain First Amendment to Amended and Restated Note Agreement and Guaranty, dated as of February 17, 2012, and (2) that certain Second Amendment to Amended and Restated Note Agreement and Guaranty, dated as of March 26, 2013 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Note Agreement”); and

WHEREAS, in connection with the recent execution and delivery of the Five-Year Revolving Credit Facility Agreement, dated as of June 18, 2015, among the Company, various subsidiaries of the Company, JPMorgan Chase Bank, N.A. and the other parties thereto (the “New Bank Credit Agreement”), the Company has requested amendments of certain provisions of the Note Agreement, and the Noteholders have indicated willingness to agree to such amendments subject to certain limitations and conditions, as provided for herein;

NOW THEREFORE, in consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree that on the Amendment Effective Date, as defined herein, the Note Agreement will be amended as follows:

1.                  Definitions. Unless otherwise defined herein, terms defined in the Note Agreement are used herein as therein defined.

2.                  Effectiveness of this Amendment. Subject to the occurrence of the Amendment Effective Date, (a) the Note Agreement (without giving effect to this Amendment) will apply in connection with the Notes up to (but excluding) June 18, 2015, and (b) the Note Agreement as amended by this Amendment will apply in connection with the Notes from and after June 18, 2015.

3.                  Amendments. Subject to the satisfaction of the conditions set forth in Section 6 hereof, the Note Agreement is hereby amended, as of the Amendment Effective Date, in the manner specified in Schedule 1 to this Amendment and made a part hereof.

4.                  Representations and Warranties. Each Obligor hereby:

(a)                 (i) repeats (and confirms as true and correct) as of the Amendment Effective Date to the Noteholders each of the representations and warranties made by such Obligor pursuant to the Note Agreement (other than such representations expressly given as of a specific date); provided that the representation and warranty in the last sentence of Paragraph 8B of the Note Agreement is further qualified by an exception for anything disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; and (ii) incorporates such representations and warranties herein (as though set forth herein) in their entirety; and

(b)                 further represents and warrants as of the Amendment Effective Date that:

(i)                   No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to this Amendment;

(ii)                 Power and Authority. Each such Person has the corporate or equivalent power to execute and deliver this Amendment, and to perform the provisions hereof, and this Amendment has been duly authorized by all necessary corporate or equivalent action on the part of each such Person;

(iii)                Due Execution. This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principals of equity and conflicts of laws or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights;

(iv)               No Consents Required. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment;

(v)                 Acknowledgment of Obligation: Waiver of Claims. It has no defenses, offsets or counterclaims against any of its obligations under and in respect to the Notes or the AI Guaranty Agreement and that all amounts outstanding under and in respect of the Notes and the Note Agreement are owing to holders of the Notes without defense, offset or counterclaim; and

(vi)               New Bank Credit Agreement. The Company has furnished to the Noteholders a true and complete copy of the New Bank Credit Agreement, and except as so furnished to the Noteholders, there have been no amendments to the New Bank Credit Agreement.

(vii)              Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) to the Company’s knowledge, is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company, any Subsidiary or, to the Company’s knowledge, any other Controlled Entity (i) is in material violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) The Company will use (and has used) the proceeds of the Notes only for the purposes specified in the Note Agreement. The Company will not use, and will procure that its Subsidiaries and its or their respective Controlled Entities will not use (and such Persons have not used), proceeds of the Notes:

(i) for the purpose of funding, financing or facilitating any activities, business or transaction with any Blocked Person, to the extent that such activities, business or transaction would cause a violation of U.S. Economic Sanctions Laws by any Obligor or Noteholder, or in any other manner that could result in a violation of any U.S. Economic Sanctions Laws by any Obligor or Noteholder;

(ii) in violation of, or in such manner as would cause any Noteholder to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the U.S. Foreign Corrupt Practices Act or in violation of any other Anti-Corruption Laws;.

(d) The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and U.S. Economic Sanctions Laws, and the Company and the Subsidiaries and, to the knowledge of the Company and in connection with their activities for the Company and the Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and U.S. Economic Sanctions Laws in all material respects and are not engaged in any activity that would reasonably be expected to result in the Company or any Subsidiary being designated as a Blocked Person.

5.                  Acknowledgements and Consent of Guarantors. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Note Agreement, the Notes, the AI Guaranty Agreement and this Amendment and consents to the amendments to the Note Agreement effected pursuant to this Amendment. Each Guarantor confirms that it will continue to guarantee the obligations to the fullest extent in accordance with the AI Guaranty Agreement and acknowledges and agrees that: (a) the AI Guaranty Agreement shall continue in full force and effect and that its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment; and (b)(i) notwithstanding the conditions to effectiveness hereof, such Guarantor is not required by the terms of the Note Agreement, the Notes or the AI Guaranty Agreement to consent to the amendments to the Note Agreement effected pursuant to this Amendment; and (ii) nothing in the Note Agreement, the Notes or the AI Guaranty Agreement shall be deemed to require the consent of any such Guarantor to any future amendments to the Note Agreement.

6.                  Conditions Precedent. This Amendment shall become effective as of the first date on which the conditions precedent set forth below shall have been fulfilled (the “Amendment Effective Date”), and Prudential agrees to promptly confirm the occurrence of the Amendment Effective Date after such conditions have been fulfilled:

(a)                 the Noteholders shall have received counterparts of this Amendment, executed and delivered by a duly authorized officer of each of the Obligors;

(b)                 the Company shall have paid all outstanding costs, expenses and fees of the Noteholders (including reasonable attorney’s fees and expenses of Morgan, Lewis & Bockius, LLP) incurred in connection with the documentation of this Amendment (including a reasonable estimate of post-closing fees and expenses) to the extent invoiced (this provision shall not be construed to limit the obligations of the Company under Paragraph 12B of the Note Agreement);

(c)                 the Company shall have paid to the Noteholders a non-refundable amendment fee in the amount of $100,000 by federal funds wire transfer in immediately available funds as set forth on Exhibit A;

(d)                 the New Bank Credit Agreement shall be in full force and effect concurrently herewith, and a true and complete copy thereof shall have been delivered to the Noteholders, and shall be in form and substance satisfactory to them; and

(e)                 the Noteholders shall have received such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonable requested by the Noteholders.

7.                  Release. In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each Noteholder and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Noteholders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Obligor or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Note Agreement or any of the other Transaction Documents or transactions thereunder or related thereto.

Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Each Obligor acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to such Obligor under or in any way in connection with the Note Agreement or any of the other Transaction Documents or transactions thereunder or related thereto as of the date hereof.

For the avoidance of doubt, this Section 7 will not apply to any claims against the Noteholders or their affiliates under the asset purchase agreement with respect to the purchase, by an entity in which any of the Noteholders and/or their affiliates held an ownership interest, of the Primaloft business of the Company and its Subsidiaries.

8.                  GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

9.                  No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the terms, provisions and conditions of the Note Agreement, the Notes, the AI Guaranty Agreement and the agreements and instruments relating thereto are and shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

10.              Headings. The headings of sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

11.              Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all counterparts taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ALBANY INTERNATIONAL CORP.

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: Chief Financial Officer (Principal Financial Officer)

ALBANY INTERNATIONAL HOLDINGS TWO, INC., as a Guarantor

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: Chief Financial Officer (Principal Financial Officer)

ALBANY ENGINEERED COMPOSITES, INC. (formerly known as ALBANY INTERNATIONAL TECHNIWEAVE, INC.), as a Guarantor

By: /s/ Joseph M. Gaug

__________________

Name: Joseph M. Gaug

Title: Assistant Secretary

ALBANY INTERNATIONAL RESEARCH CO., as a Guarantor

By: /s/ Robert A. Hansen

__________________

Name: Robert A. Hansen

Title: President

GESCHMAY CORP. as a Guarantor

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: President

BRANDON DRYING FABRICS, INC., as a Guarantor

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: President

GESCHMAY WET FELTS, INC., as a Guarantor

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: President

GESCHMAY FORMING FABRICS CORP., as a Guarantor

By: /s/ John Cozzolino

__________________

Name: John Cozzolino

Title: President

The foregoing Amendment is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

By: /s/ Eric Seward

__________________

Name: Eric Seward

Title: Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
By:		Prudential Investment Management (Japan),
Inc., as Investment Manager
	By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By: /s/ Eric Seward
__________________
Name: Eric Seward
Title: Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.
By:		Prudential Investment Management Japan Co.,
Ltd., as Investment Manager
	By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By: /s/ Eric Seward
__________________
Name: Eric Seward
Title: Vice President

SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.
By:		Prudential Private Placement Investors, L.P.
(as Investment Advisor)
	By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Eric Seward
__________________
Name: Eric Seward
Title: Vice President

Schedule 1

Amendments to Note Agreement
(All paragraph references are to paragraphs of the Note Agreement)

1.                   Paragraph 6A is hereby amended by adding the word “and” immediately preceding subclause (v) of clause (a) and deleting subclause (vi).

2.                   Clause (k) of Paragraph 6B is hereby amended by deleting the phrase “March 26, 2013” and inserting the phrase “June 18, 2015” in lieu thereof.

3.                   Paragraph 6G is hereby amended and restated in its entirety to read as follows:

“6G. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (other than any Hedging Agreement entered into in the ordinary course of business) of, make or permit to exist any loans or advances (excluding accounts receivable arising out of the sale of goods and services reflected on the Company’s consolidated balance sheet as current assets) to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) (i) investments existing on the date hereof in the capital stock of Subsidiaries or in Indebtedness of Subsidiaries and (ii) other investments existing on the date hereof and set forth on Schedule 6G;

(c) acquisitions of assets of or Equity Interests in other Persons for consideration consisting solely of common stock of the Company;

(d) acquisitions of assets of or Equity Interests in other Persons that are not Affiliates of the Company and loans or advances to Subsidiaries to provide funds required to effect such acquisitions, if, at the time of and after giving pro forma effect to each such acquisition and any related incurrence of Indebtedness, (i) the Leverage Ratio does not exceed 3.50 to 1.00 and (ii) no Default shall have occurred and be continuing;

(e) (i) any investment, loan or advance by the Company or a Guarantor in or to the Company or another Guarantor, (ii) any investment, loan or advance by a Subsidiary that is not a Guarantor in or to the Company or a Guarantor; provided that each such loan or advance referred to in this preceding clause (ii) shall be subordinated to the obligations hereunder (it being understood that any such subordination shall not be construed to create a Lien), (iii) any investment, loan or advance by any Subsidiary that is not a Guarantor in or to any other Subsidiary that is not a Guarantor, (iv) any investment, loan or advance by the Company or any Guarantor in or to any Subsidiary that is not a Guarantor; provided that each investment, loan or advance referred to in this clause (iv) must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other investments, loans and advances permitted by this clause (iv), but net of all amounts paid by such non-Guarantor in or to the Company and/or any of the Guarantors after the Closing Date that constitute repayments of loans or advances made by the company and/or such Guarantors or returns of capital (as opposed to returns on capital) invested by the Company and/or such Guarantors, shall not exceed $100,000,000; and (v) in addition to investments, loans and advances permitted under the preceding clauses (i) through (iv), (A) any Permitted AEC Transaction and (B) any investment, loan or advance by the Company or a Guarantor (whether directly or indirectly through one or more intervening Subsidiaries that is not a Guarantor) in or to an AEC Joint Venture Entity; provided that each investment, loan or advance referred to in this clause (v)(B) must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other investments, loans and advances permitted by this clause (v)(B), but net of all amounts paid by such AEC Joint Venture Entity to the Company and/or any of the Guarantors that constitute repayments of loans or advances made by the Company and/or such Guarantors or returns of capital (as opposed to returns on capital) invested by the Company and/or such Guarantors, shall not exceed $100,000,000;

(f) Guarantees by a Subsidiary constituting Indebtedness permitted by Paragraph 6A (provided that a Subsidiary shall not Guarantee any obligation of the Company unless such Subsidiary also becomes a Guarantor in respect of the Guarantied Obligations) and Guarantees by the Company of Indebtedness of a Subsidiary permitted by Paragraph 6A;

(g) Guarantees by the Company of obligations to Bank of America, N.A., (i) of Albany International Holding (Switzerland) AG under the Amended and Restated Limited Guaranty and Indemnity Agreement dated as of May 1, 2015 (as amended from time to time) between the Company and Bank of America, N.A., in respect of overdrafts or currency hedging transactions in an aggregate amount not to exceed $20,000,000 at any time, and (ii) of other Subsidiaries under the Limited Guaranty and Indemnity Agreement dated as of May 1, 2015 (as amended from time to time) between the Company and Bank of America, N.A., in respect of credit card exposure in an aggregate amount not to exceed US$1,000,000 at any time;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) loans or other advances to employees consistent with past practice; and

(j) other investments not permitted under clauses (a) through (i) above in an aggregate amount not exceeding $75,000,000 at any time.”

4.                   Paragraph 6K is hereby amended and restated in its entirety to read as follows:

“6K. Economic Sanctions, Etc. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person if such investment, dealing or transaction would cause the Company, any Guarantor or any holder of a Note to be in violation of any U.S. Economic Sanctions Laws, or (c) to engage, nor shall any Affiliate of either engage, in any activity that would subject the Company, any Guarantor or any holder of a Note to sanctions under the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country that is subject to sanctions under U.S. Economic Sanctions Laws.”

5.                   The definition of “Reinvestment Yield” in Paragraph 11A of the Note Agreement is hereby amended and restated in its entirety to read as follows:

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”), or, if Bloomberg shall cease to report such yields or shall cease to be Prudential Capital Group's customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group's customary source of such information) for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

6.                   Paragraph 11B is hereby amended by deleting the defined terms “Chinese Subsidiary” and “Closing Date” therefrom.

7.                   The definition of “Revolving Credit Agreement” in Paragraph 11B is hereby amended by deleting the phrase “March 26, 2013” therefrom and inserting the phrase “June 18, 2015” in lieu thereof.

8.                   The following definitions in Paragraph 11B are hereby amended and restated in their entirety to read as follows:

“Capitalized Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would have been required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2014, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2014. For avoidance of doubt, (a) leases entered into before December 31, 2014, which did not constitute capitalized leases under GAAP as in effect on such date and (b) leases entered into after December 31, 2014, which would not have been required to be capitalized and accounted for as capital leases under GAAP as in effect on such date are excluded from the definition of Capitalized Lease Obligations.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, (b) income tax expense for such period, (c) depreciation and amortization for such period, (d) all non-cash charges (including any non-cash expenses relating to stock option exercises or other non-cash, stock-based compensation such as restricted stock units) during such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), (e) all charges related to the early retirement of Indebtedness during such period, (f) restructuring charges not in excess of (A) $20,000,000 in any period of four fiscal quarters or (B) $60,000,000 in the aggregate for all periods, in the case of each of such clauses (A) and (B), commencing with the fiscal quarter during which the Third Amendment Effective Date shall have occurred, (g) the amount of any pension settlement or curtailment expense (including (i) any such expenses, incurred in prior periods, the recognition of which has been deferred in accordance with GAAP, and (ii) any such expenses in the form of premium payments or other obligations or amounts paid or payable to third parties as consideration for the assumption or defeasance of such obligations) required or permitted to be recognized during such period as the result of the permanent settlement or defeasance of any pension obligation of the Company or any Subsidiary, provided that the aggregate amount to be added back with respect to all such pension settlement or curtailment expense pursuant to this clause (g) for all periods commencing with the fiscal quarter during which the Third Amendment Effective Date shall have occurred shall not exceed $100,000,000 (of which not more than $40,000,000 may represent add-backs of cash expenses), and (h) any losses attributable to sales of business operations not in the ordinary course of business during such period and minus, without duplication, (i) all non-cash gains and income for such period, (ii) any gains related to the early retirement of Indebtedness for such period and (iii) any gains attributable to sales of business operations not in the ordinary course of business for such period, all determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP. Notwithstanding the foregoing Consolidated EBITDA for the fiscal quarters of the Company ended September 30, 2014, December 31, 2014 and March 31, 2015 will be deemed for all purposes of this Agreement to be $38,889,000, $42,452,000 and $48,900,000, respectively.

“Permitted AEC Transaction” shall mean (i) the sale of Equity Interests in AEC to a third party for fair value, (ii) the contribution of all or a portion of the assets of AEC (and any related technology and assets of the Company as the Company may determine) to an entity newly-formed for the purpose of establishing joint ownership with one or more third parties in exchange for Equity Interests in such newly-formed entity, (iii) any sale for fair value of Equity Interests in such newly-formed entity (in one or more transactions) to any third parties pursuant to the terms of the shareholders’ agreement, joint ownership agreement or other constitutive or operative document relating to such newly-formed entity (as such agreements or documents may be amended from time to time), and/or (iv) provision of additional services by the Company or a Subsidiary to such joint ownership entity (and/or a Wholly-Owned Subsidiary thereof) on a basis at least sufficient to compensate the Company or such Subsidiary for its cost in providing such services (as such cost is determined in good faith by the Company or such Subsidiary); provided that after giving effect to any such sale of Equity Interests in AEC, contribution of assets of AEC or sale of Equity Interests in any such newly-formed entity, the Company shall own, directly or indirectly, not less than 70% of the equity of AEC or such newly-formed entity, as the case may be, and shall Control AEC or such newly-formed entity. For purposes of subclause (iii) of this definition, “fair value” at any time shall include a formula price theretofore agreed or accepted by the Company on the basis of the Company’s good faith estimate of future fair value.

“Third Amendment Effective Date” shall mean June 18, 2015.

“Total Debt” shall mean, at any time, the sum of (a) all Indebtedness that is or should be reflected as a liability on a consolidated balance sheet of the Company and the Subsidiaries in accordance with GAAP and (b) the consideration (other than any note of a Subsidiary that serves as a conduit in a sale or financing transaction with respect to Receivables) received by the Company or any Consolidated Subsidiary from any Person (other than the Company or a Subsidiary) for Receivables sold, which Receivables remain uncollected at such time (other than delinquent Receivables sold for collection in the ordinary course of business and not as part of a financing transaction); less (x) the sum of all cash and cash equivalents (as determined in accordance with GAAP) and (y) the fair market value of any Marketable Securities held by the Company and the Consolidated Subsidiaries, with such excluded items under clauses (x) and (y) above not to exceed $65,000,000 in the aggregate at any time; provided, however, that, with respect to any Non-Wholly Owned Subsidiary, the Indebtedness (other than any Indebtedness that is Guaranteed by the Company or a Wholly-Owned Subsidiary) and assets thereof referred to in the foregoing clauses shall be disregarded in the calculation of “Total Debt” to the extent of any economic interest in such Non-Wholly Owned Subsidiary that is directly or indirectly owned by any Person other than the Company or a Subsidiary.

9.                   The following definitions are hereby added to Paragraph 11B in their appropriate alphabetical places, as follows:

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

10.                The Note Agreement is hereby amended by deleting Schedules 6A, 6B, 6D, 6G, 8C and 8G thereto and inserting Schedules 6A, 6B, 6D, 6G, 8C and 8G, respectively, attached hereto in lieu thereof.

SCHEDULE 6A

Existing Subsidiary Indebtedness1

Amount (US$)[2]
Amounts outstanding under the Revolving Credit Facility which are owed by various Subsidiaries from time to time
Albany International Tecidos Tecnicos Ltda. Short and Medium-Term Borrowings from Local Banks	$618,000
Albany Engineered Composites Short and Medium-Term Borrowings from Local Banks	$105,000

2Dollar amounts are converted from local currencies.

SCHEDULE 6B

Existing Liens

Albany International Tecidos Tecnicos, Ltda.	Cash deposits by Albany International Corp. restricted to Support guaranty with Nova Energia Comercializadora Ltda. For BRL 400,000 (approx.. US$ 125,000)

SCHEDULE 6D

Certain Transactions with Affiliates

Nevo Cloth Ltd. (“Nevo Cloth”)

Albany Nordiskafilt AB (“Albany Nordiskafilt”), the Company’s principal Swedish Subsidiary, established Nevo Cloth as a 50/50 equity joint venture with a local Russian partner to gain a manufacturing presence in Russia in the Company’s core paper machine clothing business. Albany Nordiskafilt supplies paper machine clothing and related products to Nevo Cloth for resale to customers in Russia. The other shareholder of Nevo Cloth is not, to the Company’s knowledge, an Affiliate of the Company.

Schedule 6G

Existing Investments and Subsidiaries

i. Investments

Nevo Cloth Ltd. (Russia)	50% equity ownership
Ichikawa Ltd. (Japan)	300,000 shares Common Stock (approx. 1.0%)
Parco Scientifico Technlogico di Venezia s.c.a.r.l.	176 quotas valued at EUR 8,625 (approx. US$ 9,300)

Various European entities	Guaranty by Albany International Corp. in favor of JPMorgan for credit cards in various countries in Europe for US$500,000
Albany International Canada Corp.	Guaranty by Albany International Corp. in favor of the Bank of Nova Scotia for a credit card line and credit cards with Albany International Canada Corp. for CAD 2,050,000 (approx. US$1,600,000)

Albany International AB	Guaranty by Albany International Corp. in favor of Nordea for a credit line with Albany International AB for SEK 15,000,000 (approx. US$1,739,000)
Albany International AB	Guaranty by Albany International Corp. in favor of Nordea for customs guarantees with Albany International AB for SEK 200,000 (approx. US$23,000)
Albany International Europe GmbH	Guaranty by Albany International Corp. in favor of Cassa di Risparmio di Venzia for VAT refund for EUR 72,928 (approx. US$ 78,000)
Albany International Italia S.u.r.l.	Guaranty by Albany International Corp. in favor of Cosive S.r.l. for six months’ rent for EUR 289,750 (approx. US$311,000)

ii. Subsidiaries3

Affiliate	Direct Subsidiary of	Country of Incorporation	Jurisdiction of Incorporation

AI (Switzerland) GmbH	Albany International Europe GmbH	Switzerland	Switzerland

Albany International (China) Co., Ltd.	Albany International Corp.	China	Panyu, Guangdong, China
Albany International AB	Albany International Holding AB	Sweden	Halmstad, Sweden

Albany International B.V.	Albany International Holding (Switzerland) AG	Netherlands	The Hague, Netherlands
Albany International Canada Corp.	AI (Switzerland) GmbH	Canada	Nova Scotia
Albany International Corp.		United States	Delaware
Albany International de Mexico S.A. de C.V.	Albany International Corp.	Mexico	Mexico
Albany International Engineered Textiles (Hangzhou) Co., Ltd.	Albany International Holding (Switzerland) AG	China	Hangzhou, China
Albany International Europe GmbH	Albany International Holding (Switzerland) AG	Switzerland	Switzerland
Albany International France, S.A.S.	Albany International Canada Corp.	France	Selestat, France
Albany International Germany Holding GmbH	Albany International Holdings Two, Inc.	Germany	Germany
Albany International GmbH	Albany International Germany Holding GmbH	Germany	Germany
Albany International Holding (Switzerland) AG	Albany International Holdings Two, Inc.	Switzerland	Switzerland
Albany International Holding AB	Albany International Holding (Switzerland) AG	Sweden	Sweden
Albany International Holdings Two, Inc.	Albany International Corp.	United States	Delaware
Albany International Italia S.r.l.	Albany International Holding (Switzerland) AG	Italy	Italy
Albany International Korea, Inc.	Albany International Holdings Two, Inc.	Korea	Chungju-shi, Korea
Albany International Ltd.	Albany International Holding (Switzerland) AG	United Kingdom	United Kingdom
Albany International Oy	Albany International AB	Finland	Helsinki, Finland

Affiliate	Direct Subsidiary of	Country of Incorporation	Jurisdiction of Incorporation
Albany International Pty. Ltd.	Albany International Holdings Two, Inc.	Australia	Australian Capital Territory
Albany International Research Co.	Albany International Corp.	United States	Delaware
Albany International S.A. Pty. Ltd.	Albany International AB	South Africa	Durban

Albany Engineered Composites, Inc.	Albany International Corp.	United States	New Hampshire
Albany Engineered Composites, Ltd.	Albany Engineered Composites, Inc.	United Kingdom	United Kingdom
Albany Safran Composites, S.A.S.	Albany Engineered Composites, Inc.	France	France
Albany Safran Composites, LLC	Albany Engineered Composites, Inc.	United States	New Hampshire
Albany International Tecidos Tecnicos Ltda.	Albany International Canada Corp.	Brazil	Santa Catarina
Albany International Japan Kabushiki Kaisha [formerly named “Albany Nordiskafilt Kabushiki Kaisha”]	Albany International AB	Japan	Tokyo

Brandon Drying Fabrics, Inc. - Inactive	Geschmay Corp.	United States	Delaware
Dewa Consulting AB - Namesaver	Albany International AB	Sweden	Sweden
Geschmay Corp.	Albany International Corp.	United States	Delaware
Geschmay Forming Fabrics Corp. - Inactive	Geschmay Corp.	United States	Delaware
Geschmay Wet Felts, Inc. - Inactive	Geschmay Corp.	United States	Delaware

Nordiska Maskinfilt Aktiebolag - Namesaver	Albany International AB	Sweden	Sweden
Nevo-Cloth Ltd.	Albany International AB	Russia	St. Petersburg

Transglobal Enterprises Inc. - Namesaver	Albany International Corp.	United States	Delaware
Wurttembergische Filztuchfabrik D. Geschmay GmbH	Albany International Germany Holding GmbH	Germany	Germany

SCHEDULE 8C

The discussion of various matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (a) in “Item 1A. Risk Factors” under the heading “The Company is subject to legal proceedings and legal compliance risks, and has been named as defendant in a large number of suits relating to the actual or alleged exposure to asbestos-containing products” and (b) in “Item 3. Legal Proceedings” is hereby incorporated by reference.

SCHEDULE 8G

Revolving Credit Agreement

EXHIBIT A

AMENDMENT FEE WIRING INSTRUCTIONS

The Prudential Insurance Company of America	$56,000

Account Name: Prudential Managed Portfolio

Account No.: P86188 (please do not include spaces)

Bank: JPMorgan Chase Bank

Address: New York, NY

ABA No.: 021-000-021

Reference: Albany International Amendment Fee

The Prudential Insurance Company of America	$11,333.33

Account Name: The Prudential - Privest Portfolio

Account No.: P86189 (please do not include spaces)

Bank: JPMorgan Chase Bank

Address: New York, NY

ABA No.: 021-000-021

Reference: Albany International Amendment Fee

The Prudential Life Insurance Company, Ltd.	$10,000

Account Name: Prudential International Insurance

Service Co.

Account No.: 304199036 (please do not include spaces)

Bank: JPMorgan Chase Bank

Address: New York, NY

ABA No.: 021-000-021

Reference: Albany International Amendment Fee

The Gibraltar Life Insurance Co., Ltd.	$20,000

Account Name: Prudential International Insurance

Service Company

Account No.: 304199036 (please do not include spaces)

Bank: JPMorgan Chase Bank

Address: New York, NY

ABA No.: 021-000-021

Reference: Albany International Amendment Fee

Security Benefit Life Insurance Company, Inc.	$2,666.67

State Street Bank & Trust

ABA No.: 011000028

DDA # 10549319

Reference: SECURITY BENEFIT LIFE - PRUD / 43ZW

Further Reference: Albany International Amendment Fee